Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hornbeck Offshore Services, Inc. dated November 7, 2011 for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2011, with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc., and subsidiaries and the effectiveness of internal control over financial reporting of Hornbeck Offshore Services, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

November 7, 2011